Exhibit 10.1

Dated October 29, 2024

SOFTWARE PURCHASE AGREEMENT

AMONG

HONEST DESIGNS LIMITED

(Registration No. 240687)

(THE “SELLER”)

AND

IRACE TECHNOLOGY LIMITED

(Registration No. 2131768)

(THE “PURCHASER”)

AND

STARBOX GROUP HOLDINGS LTD.

(Registration No. 381005)

(THE “ISSUER”)

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THIS AGREEMENT is made on October 29, 2024, among:

(1)	HONEST DESIGNS LIMITED (Registration No. 240687), a company incorporated in Seychelles with its registered address at 1st Floor, Victoria, Mahe, Sychelles (the “Seller”);

(2)	IRACE TECHNOLOGY LIMITED (Registration No. 2131768), a company incorporated in British Virgin Islands with its registered address at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands (the “Purchaser”); and

(3)	STARBOX GROUP HOLDINGS LTD. (Registration No. 381005), a company incorporated in Cayman Islands with its registered address at Suite 102, Cannon Place, North Sound Rd., George Town, Grand Cayman, Cayman Islands (the “Issuer”),

(the Seller, the Purchaser and the Issuer are, collectively, the “Parties” and, individually, a “Party”).

Whereas:

(A)	As at the date of this Agreement, the Seller is the legal and beneficial owner of the Software (as defined below).

(B)	The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, the Software upon the terms and subject to the conditions of this Agreement.

(C)	The Parties agree to assume the obligations imposed on them under this Agreement.

It is agreed as follows:

1.	Definitions and Interpretation

1.1.	In this Agreement, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person;

“Agreement” means this software purchase agreement;

“Business Day” means a day on which banks are open for business and is not a Saturday, Sunday, a “public holiday” or a “bank holiday” in Malaysia;

“Completion” means the completion of the sale and purchase of the Software pursuant to Clause 4;

“Completion Date” means the date on which the Consideration Shares are issued to the Seller’s Assignees pursuant to Clause 3.2 of this Agreement, or such other date as may be agreed upon between the Parties upon which Completion is to take place;

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“Encumbrances” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under the Law, (b) any voting agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any person and (c) any adverse claims as to title, possession or use;

“Governmental Authority” means any relevant governmental or quasi-governmental authority, statutory authority or quasi-statutory or regulatory authority, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or stock exchange or taxing authority or anybody entitled to exercise executive power or power of any nature or body or other organisation to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of Law;

“Good Industry Practice” means the exercise of that degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a leading company within the relevant industry or business sector;

“Intellectual Property Rights” means patents, utility models, rights to inventions, copyright and neighbouring and related rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Issuer” means STARBOX GROUP HOLDINGS LTD. (Registration No. 381005), a company incorporated in the Cayman Islands with its registered address at Suite 102, Cannon Place, North Sound Rd., George Town, Grand Cayman, Cayman Islands;

“Laws” shall mean and include all applicable statutes, enactments, acts of legislature or Parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority, tribunal, board or court of competent jurisdiction;

“Parties” means collectively, the Seller, the Purchaser and the Issuer, and “Party” means any of them;

“Purchaser” means IRACE TECHNOLOGY LIMITED (Registration No. 2131768), a company incorporated in the British Virgin Islands with its registered address at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands;

“Seller” means HONEST DESIGNS LIMITED (Registration No. 240687), a company incorporated in Seychelles with its registered address at 1st Floor, Victoria, Mahe, Sychelles;

“Seller’s Assignees” has the meaning ascribed to it in Clause 3.2.1;

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“Software” means “Immersive Augmented Video Experience System Engine”, as more specifically described in the Software Specifications and all updates, upgrades, releases and versions including:

(i)	the source code and object code; and

(ii)	all other works or materials recorded or embodied in the Software, including the audio or visual content in any screen-displays in the user interface;

“Software Deliverables” has the meaning ascribed to it in Clause 4.1;

“Software Documentation” means all and any documents (whether in human or machine-readable form) relating to the Software, including all:

(i)	operating manuals, user instruction manuals and training materials; and

(ii)	documents associated with the creation, design, development or modification of the Software, including technical or functional specifications, flow charts, algorithms, architectural diagrams, data models, build instructions, testing or configuration documents and technical data;

“Software Specifications” means the specifications of the Software as set out in Schedule 1;

“Software Trade Secret” means any scientific or technical information, design, process, procedure, formula, or improvement included in the Software that is valuable, not generally known in the industry, and gives the owner of the Software a competitive advantage over those competitors who do not know or use such information;

“Tangible Software Assets” means all physical or tangible embodiments of the Software, including all object code and source code of the Software;

“Tax” means all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto; and

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any Law in relation to Tax.

1.2.	Unless the context otherwise requires, in this Agreement:

1.2.1.	any reference to a statute or statutory provision is a reference to it as it is in force from time to time, taking account of any change, extension, consolidation or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.2.	any and all headings contained in this Agreement are for convenience only and do not affect the interpretation of any provision of this Agreement;

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1.2.3.	references to any gender shall include the other genders and references to the singular shall include the plural and vice versa and references to natural persons shall include bodies corporate and vice versa;

1.2.4.	any reference to a person which for the purposes of this Agreement means any individual, corporation, partnership, association, limited liability company, trust, Governmental Authority or body or other entity or organisation (whether or not having a separate legal personality) shall include its successors in title;

1.2.5.	all obligations and liabilities on the part of the Parties are (unless expressly stated otherwise) several and shall be construed accordingly;

1.2.6.	any reference to “day”, “week”, “month” or “year” is a reference to a day, week, month or year respectively in the Gregorian calendar;

1.2.7.	any phrase introduced by the terms “including”, “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.8.	references to “writing”, or cognate expressions, include any communication effected electronically, by telex, cable, facsimile transmission or other comparable means of communication;

1.2.9.	any reference to an agreement (including this Agreement), contract or document is a reference to such agreement, contract or document as the same may be amended, restated or replaced from time to time; and

1.2.10.	references to this Agreement include any Recitals and Appendices to it and references to Clauses, Recitals and Appendices are to the clauses, recitals and appendices to this Agreement.

1.3.	If any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

1.4.	The Recitals to this Agreement shall have effect and be construed as an integral part of this Agreement, but in the event of any conflict or discrepancy between any of the provisions of this Agreement, such conflict or discrepancy shall, for the purposes of the interpretation and enforcement of this Agreement, be resolved by giving the provisions contained in the Clauses of this Agreement priority and precedence over the provisions contained in the Recitals to this Agreement.

1.5.	No provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision.

2.	SALE AND PURCHASE OF SOFTWARE

2.1.	The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller the Software on the terms and subject to the conditions of this Agreement.

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2.2.	In connection with the sale of the Software, the Seller hereby absolutely transfers, grants, conveys, assigns and relinquishes in favour of the Purchaser all of its rights (including all Intellectual Property Rights), title and interests in and to the following:

2.2.1.	the Software;

2.2.2.	the Software Documentation;

2.2.3.	the Software Trade Secret; and

2.2.4.	the Tangible Software Assets.

2.3.	The Software shall be sold by the Seller to the Purchaser free and clear from all Encumbrances and with full legal and beneficial title and the Seller further agrees to waive any moral rights that the Seller may have with respect to the Software in favour of the Purchaser.

3.	PURCHASE CONSIDERATION OF SOFTWARE

3.1.	Purchase Consideration

3.1.1.	The sale and purchase consideration for the Software is United States Dollar Ten Million Five Hundred Thousand (USD10,500,000.00) only (the “Purchase Consideration”).

3.1.2.	The Parties agree that the Purchase Consideration shall be satisfied by way of allotment and issuance to the Seller of 70,000,000 new Class A ordinary shares of the Issuer at the issue price of USD0.15 per Class A ordinary share, or such number of new Class A ordinary shares of equivalent total value at the issue price of USD2.40 per Class A ordinary share given the effect of a certain share consolidation approved by the shareholders of the Issuer at the Issuer’s extraordinary general shareholder meeting held on October 23, 2024 (the “Share Consolidation,” and such shares, “Consideration Shares”), the total value of which is equivalent to the Purchase Consideration.

3.2.	Issuance of Consideration Shares

3.2.1.	Notwithstanding Clause 3.1.2 above, the Seller hereby instructs and authorises the Issuer to allot and issue the Consideration Shares to the Seller’s assignees (“Seller’s Assignees”), the details of which will be notified by the Seller to the Purchaser and the Issuer. The Seller agrees that it shall enter into a separate deed of assignment with the Seller’s Assignees for the purposes of assigning its right and entitlement to receive the Consideration Shares in favour of the Seller’s Assignees.

3.2.2.	Subject to receipt by the Purchaser of the Software Deliverables in accordance with Clause 4.1 below, the Consideration Shares shall be issued by the Issuer to the Seller’s Assignees on the Completion Date.

3.2.3.	The Consideration Shares shall be issued free from all Encumbrances and with full legal and beneficial title.

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3.2.4.	The Parties agree and acknowledge that issuance of the Consideration Shares by the Issuer to the Seller’s Assignees on the Completion Date shall constitute a full and final discharge of the Purchaser’s payment obligation in respect of the Purchase Consideration under this Agreement.

4.	COMPLETION OF SALE AND PURCHASE OF SOFTWARE

4.1.	On the Completion Date, the Seller shall deliver, or procure delivery to the Purchaser of, or make available to the Purchaser all physical and/or digital copies (as applicable) of the following:

4.1.1.	the Software;

4.1.2.	the Software Documentation;

4.1.3.	the Software Trade Secret;

4.1.4.	the Tangible Software Assets; and

4.1.5.	such other documents and instruments in relation to any of the aforesaid as the Purchaser may request,

(collectively, the “Software Deliverables”) and any and all digital files of the Software Deliverables shall be delivered by the Seller to the Purchaser in a structured, commonly used and machine-readable format.

The Purchaser may, at its sole discretion, waive all or any of the Software Deliverables unless it is mandatorily required by Laws.

4.2.	Upon receipt by the Purchaser of the Software Deliverables, the Issuer shall issue the Consideration Shares to the Seller’s Assignees pursuant to Clause 3.2 above.

5.	REPRESENTATIONS AND WARRANTIES

5.1.	Each Party represents and warrants to and for the benefit of the other Parties that:

5.1.1.	it has the full power, authority and capacity to execute, deliver and lawfully perform the terms of this Agreement;

5.1.2.	all necessary actions, conditions and things have been or will be taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable it to lawfully exercise its rights and perform and comply with its obligations under this Agreement;

5.1.3.	this Agreement will when executed constitute legally valid and binding obligations on it, enforceable in accordance with their respective terms;

5.1.4.	the execution, delivery and performance of this Agreement will not exceed the power granted to it or violate the provisions of any Law or any order or decree of any Governmental Authority, agency or court to which it is subject to;

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5.1.5.	there are no pending or threatened actions or proceedings before any court or administrative tribunal which may materially and adversely affect its ability to discharge its obligations under this Agreement; and

5.1.6.	in negotiating and executing this Agreement, it has at all times sought and followed the advice of competent legal counsel and, based on that advice, has entered into this Agreement based on its own free will.

5.2.	The Seller hereby represents and warrants to and for the benefit of the Purchaser and the Issuer that:

5.2.1.	it is the sole legal and beneficial owner of the Software, free and clear from any Encumbrances whatsoever, with good and marketable title;

5.2.2.	it has not licensed or assigned any part of the Software to any third party in any part of the world;

5.2.3.	there is no violation, infringement or misappropriation or likely violation, or misappropriation of the Software;

5.2.4.	the exploitation of the Software will not infringe the rights (including Intellectual Property Rights) of any third party;

5.2.5.	the Software contains nothing that is defamatory or indecent;

5.2.6.	except for the Purchaser and certain employees of the Seller (all of whom are subject to an enforceable obligation of confidentiality), the Software Trade Secret has not been disclosed to any person, firm or company;

5.2.7.	complete and accurate particulars of the Software are set out in the Software Specifications;

5.2.8.	the Seller has exclusive possession and control of all source code relating to the Software and there has been no unauthorised disclosure of such source code (which will, following Completion, be in the exclusive possession or control of the Purchaser);

5.2.9.	the Software:

(a)	is functioning properly in accordance with all applicable specifications (including the Software Specifications);

(b)	is not defective in any material respect and has not been defective or failed to function during the last two (2) years;

(c)	has been developed in accordance with Good Industry Practice;

(d)	has been operated and used substantially in accordance with the Software Documentation; and

(e)	meets all applicable legal or regulatory requirements;

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5.2.10.	the Software Documentation includes sufficient user and technical information reduced to writing and in a commonly readable format so as to enable reasonably skilled personnel of the Purchaser to use, operate and maintain the Software without the need for reference to any other documents or further assistance from any person;

5.2.11.	all information and documents delivered to the Purchaser and the Issuer in connection with this Agreement are true, accurate and complete in all respects;

5.2.12.	it has disclosed fully and frankly any and all circumstances that may be reasonably deemed to have a material influence on the Purchaser’s decision to purchase the Software; and

5.2.13.	it will not, as a consequence of entering into or performing this Agreement, be in breach of any terms binding upon it of any contract, agreement, undertaking, or arrangement with, or any obligation to, any third party.

5.3.	All representations and warranties given by the respective Parties expressed in this Clause 5 are true, correct and not misleading at the time of execution of this Agreement and shall be deemed to be repeated and continue to be true, correct and not misleading on Completion as if they had been given afresh on Completion.

6.	INDEMNIFICATION

6.1.	Without prejudice to any other right or remedy which the Purchaser and/or the Issuer may have against the Seller, the Seller undertakes to indemnify, defend and hold harmless the Purchaser, the Issuer and their respective Affiliates, directors, employees, advisers, agents and representatives from and against any and all actions, claims, demands, proceedings, investigations, liabilities or judgments and any and all losses, damages, costs, charges and expenses (including all reasonable legal fees and expenses) of whatever nature which relates to or arises, directly or indirectly, in connection with or arising out of:

6.1.1.	any breach by the Seller of its obligations under this Agreement and/or the warranties given by the Seller under Clause 5 above;

6.1.2.	any breach by the Seller of any applicable Laws; or

6.1.3.	any claims involving fraud or misconduct involving dishonesty on the part of the Seller and/or misrepresentation which results in a breach of the warranties given by the Seller under Clause 5 above or otherwise.

7.	DURATION AND TERMINATION OF AGREEMENT

7.1.	This Agreement shall come into effect from the date of this Agreement and shall, unless otherwise terminated in accordance with this Clause 7, continue in full force and effect until all the obligations of the Parties under this Agreement are fully carried out.

7.2.	This Agreement may be terminated at any time by the unanimous agreement of the Parties, subject to the condition that such agreement to terminate is made in writing and consented to by all Parties.

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8.	SPECIFIC PERFORMANCE

Notwithstanding any provisions of this Agreement, each Party shall be at liberty to take such action in Law or in equity as may be necessary to compel the other Parties by way of specific performance to complete the transactions contemplated in this Agreement (in which respect the alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for any default of the other Parties in the performance of the terms and conditions herein) or to claim damages for the breach of the other Parties.

9.	FURTHER ASSURANCE

The Seller shall give all such assistance and information to the Purchaser and the Issuer and execute and do and procure all other necessary persons, if any, to execute and do all such further acts, deeds, assurance and things as may be required by the Purchaser or the Issuer from time to time in order to carry out, evidence and perform the Parties’ obligations and the intended purpose of this Agreement.

10.	TAXES

The Seller shall be fully responsible to pay any and all Taxes arising out of or in connection with this Agreement which may be imposed on the Seller by the relevant Tax Authority. For the avoidance of doubt, the Purchaser or the Issuer shall not be responsible nor obligated to pay any Taxes which are imposed on the Seller.

11.	CONFIDENTIALITY

11.1.	All communications among the Parties and all information and other materials supplied to or received, by any Party, from the other Parties which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone, or to be used by the recipient only for the benefit of this Agreement, coming to the knowledge of the recipient shall be kept confidential by the recipient and shall be used by the recipient solely and exclusively for the benefit of this Agreement unless:

11.1.1.	the disclosure or use is required by Law or any Governmental Authority;

11.1.2.	the disclosure or use is required to vest the full benefit of this Agreement in any Party;

11.1.3.	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement;

11.1.4.	the disclosure is made to professional advisors of any Party on terms that such professional advisors undertake to comply with the provisions of this Clause 11 in respect of such information as if they were a party to this Agreement;

11.1.5.	the information becomes publicly available (other than by breach of this Agreement);

11.1.6.	the Party whose information is to be disclosed or used has given prior written approval to the disclosure or use; or

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11.1.7.	the information is independently developed by the recipient, which independent development can be shown by written evidence,

provided that prior to disclosure or use of any information pursuant to Clause 11.1.1, 11.1.2 or 11.1.3, the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree on the timing and content of such disclosure or use.

11.2.	The Parties shall procure the observance of the abovementioned restrictions and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees and professional advisers whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential.

11.3.	None of the Parties shall divulge to any third party any information regarding the existence or subject matter of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement, without the prior agreement of the other Parties.

11.4.	The obligations contained in this Clause 11 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

12.	NOTICES

12.1.	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and in English and delivered personally or sent by prepaid registered post (by air-mail if to an overseas address) with recorded delivery, or by courier or email addressed to the intended recipient thereof at its address or at its email address set out hereunder (or to such other address or email address as a Party may from time to time duly notify the other Parties). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by email) immediately or (if given or made by registered post or courier) forty-eight (48) hours after posting or (if made or given to an overseas address) five (5) Business Days after posting, and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed as a prepaid registered letter or that the email was properly addressed and sent.

12.2.	The addresses and email addresses of the Parties for the purposes of Clause 12.1 above are:

12.2.1.	in the case of service on the Seller to:

Address	:	AG 05-06, KL Industrial Park, 653, Old Klang Road, 58200 Kuala Lumpur
Email Address	:	pohlengwong@honestdesignslimited.com
Attention to	:	Wong Poh Leng

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12.2.2.	in the case of service on the Purchaser to:

Address	:	VO2-03-07, Velocity Office 2, Lingkaran SV, Sunway Velocity, 55100 Kuala Lumpur, Malaysia
Email Address	:	cw.lee@starboxrebates.com
Attention to	:	Mr. Lee Choon Wooi

12.2.3.	in the case of service on the Issuer to:

Address	:	VO2-03-07, Velocity Office 2, Lingkaran SV, Sunway Velocity, 55100 Kuala Lumpur, Malaysia
Email Address	:	cw.lee@starboxrebates.com
Attention to	:	Mr. Lee Choon Wooi

12.3.	In this Clause 12, if deemed receipt occurs before 9am on a Business Day, the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9am on the next Business Day.

13.	RIGHTS AND REMEDIES

The rights and remedies provided in this Agreement are cumulative, and are not exclusive of any rights or remedies of the Parties provided at Law, in equity, by statute or otherwise and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy shall affect or impair any such right or remedy.

14.	FORCE MAJEURE

Notwithstanding anything herein contained, none of the Parties will be liable to the other Parties for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused directly or indirectly by war, civil commotion, hostilities, strikes, lockouts, pandemic, acts of God, governmental regulations or directions or the action or omission or purported action or omission of any Governmental Authority, or any other cause or causes beyond that Party’s reasonable control, whether similar to any of the foregoing or not, but if any Party is or is likely to be, affected by any such cause it will immediately notify the other Parties of the occurrence of the relevant event and will use all reasonable endeavours to overcome or mitigate the effects thereof.

15.	AMENDMENTS AND WAIVERS

15.1.	No amendment, variation, revocation, cancellation, substitution or waiver of, or addition or supplement to, any of the provisions of this Agreement will be effective unless it is in writing and signed by all the Parties.

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15.2.	No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

16.	ASSIGNMENT

Unless otherwise specified in this Agreement, none of the Parties shall be entitled to transfer or otherwise assign its rights and obligations under this Agreement to a third party without the prior written consent of the other Parties and any assignment, transfer or delegation which is made without such prior written approval shall constitute a breach of this Agreement.

17.	SUCCESSORS AND ASSIGNS

This Agreement will be binding upon and inure for the benefit of the respective heirs, personal representatives, successors-in-title or permitted assigns, as the case may be, of the Parties.

18.	NO AGENCY

Nothing in this Agreement is intended to or shall operate to create a partnership, or to authorise any Party to act as agent for the other Parties or to establish any other fiduciary relationship between the Parties. No Party has the power or the right to bind, commit or pledge the credit of the other Parties.

19.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and full understanding among the Parties hereto with respect to all of the matters herein and it supersedes any previous negotiations, discussions, correspondence, arrangements, agreements and understandings among them, oral or written, with respect to the matters addressed herein.

20.	TIME

20.1.	Time shall be of the essence in this Agreement.

20.2.	No time or indulgence given by any Party to the other shall be deemed or in any way construed as a waiver of any of its rights and remedies hereunder.

21.	COST AND EXPENSES

Purchaser shall bear all the legal and other professional costs and expenses incurred by it in the negotiation and preparation of this Agreement and any other agreements or documents entered into or signed under or in connection with this Agreement.

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22.	INVALIDITY AND SEVERABILITY

22.1.	If any provision of this Agreement is or may become invalid or unenforceable under any written Law, or is found by any court or administrative body or competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then:

22.1.1.	such provision shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability;

22.1.2.	the remaining provisions of this Agreement shall remain in full force and effect; and

22.1.3.	the Parties shall use their respective best endeavours to negotiate and agree on a substitute provision which is valid and enforceable and achievable to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.

23.	COUNTERPARTS AND E-SIGNATURES

23.1.	This Agreement may be executed in separate counterparts, each of whom shall together be deemed an original, but all such counterparts shall together constitute but one and the same Agreement of the Parties.

23.2.	This Agreement, may be accepted, executed or agreed to, through the use of an electronic signature, whether digital or encrypted, in accordance with the applicable Laws. Any document accepted, executed or agreed to in conformity with such Law will be binding on each party and shall have the same legal effect, validity or enforceability as if it were physically executed.

24.	GOVERNING LAW AND JURISDICTION

24.1.	This Agreement shall be governed by, and construed in accordance with, the Laws of Malaysia.

24.2.	The Parties irrevocably agree that the courts of Malaysia are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement shall be brought in those courts and the Parties irrevocably submit to the jurisdiction of those courts.

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This Agreement has been entered into on the date stated at the beginning.

THE SELLER

Signed for and on behalf of HONEST DESIGNS LIMITED (Registration No. 240687)		/s/ Wong Poh Leng
	Name:	Wong Poh Leng
	Designation:	Director

THE PURCHASER

Signed for and on behalf of IRACE TECHNOLOGY LIMITED (Registration No. 2131768)		/s/ Choo Keam Hui
	Name:	Choo Keam Hui
	Designation:	Director

THE ISSUER

Signed for and on behalf of STARBOX GROUP HOLDINGS LTD. (Registration No. 381005)		/s/ Lee Choon Wooi
	Name:	Lee Choon Wooi
	Designation:	Chief Executive Officer

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SCHEDULE 1

SOFTWARE SPECIFICATIONS

The Software is owned by the Company and is free from any Encumbrance whatsoever.

The Software provides the following features:

No.	Description	Key Features
1.

Immersive Augmented Video Experience System Engine

Overview

The Immersive Augmented Video Experience System Engine module allows a user to upload a video into the system, enabling the system to integrate seamlessly with amobile device by using cutting edge web technology.

When the device scans an augmented reality (“AR”) target, the video uploaded to the system before is associated with the target, prompted out and overlaid on top of the target, giving an astonishing experience to the user where the user is able to enjoy the fun of the mixing the reality with digital world.

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Real-Time AR Integration

Dynamic AR overlays: inserts interactive 3D models, animations, 360 degree support and information layers directly onto live or pre-recorded video streams.

Contextual augmentation: enables realtime contextual data to be layered over video content based on specific scenes, user interactions, or predefined triggers.

Interactive elements: allows users to engage with on-screen elements via gestures, touches, or voice commands, enhancing viewer interaction with the content.

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Advanced Video Processing Engine

4K and 8K video support: offers high definition video support for seamless AR integration into ultra-HD content.

Adaptive streaming: optimizes video performance based on device capability and bandwidth, ensuring smooth playback without sacrificing quality.

Latency-free rendering: low-latency processing ensures that augmented elements are rendered instantaneously, making the interaction seamless and real-time.

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AR Experience - Real-Time Physical and Digital Integration

Object recognition: identifies and tracks real-world objects within videos to anchor AR elements precisely to the physical environment.

Facial & motion tracking: allows for precise tracking of facial expressions and user movements, enabling personalization and interactive video content based on user responses.

Environment mapping: analyzes spatial environments within videos to accurately position augmented elements for an immersive experience.

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No.	Description	Key Features
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Cross-Platform Compatibility

Mobile, web, and desktop integration: works across iOS, Android, Windows, and web platforms, allowing users to experience augmented video content on any device. The application programming interface (“API”) is platform and OS independent.

Virtual Reality (“VR”) / AR headset support: compatible with major AR and VR headsets, for an enhanced immersive experience.

Multi-device synchronization: enables synchronized augmented experiences across multiple devices, ideal for collaborative or multiplayer scenarios.

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Customizable User Experience

Personalized interactions: delivers personalized AR content based on user data, preferences, or behaviors, ensuring a unique experience for each viewer.

Multilingual support: supports multiple languages and localized content, making the system versatile for global markets.

Scalable architecture: easily scales to accommodate various levels of complexity, from basic AR video enhancements to fully immersive multilayered video experiences.

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Content Creation and Management Tools

Integrated authoring tools: comes with intuitive tools for content creators to design and implement AR experiences without deep technical knowledge.

Cloud-based management: centralized management platform for storing, updating, and deploying AR elements and content.

API integration: allows seamless integration with existing content management systems (CMS), video platforms, and third-party applications.

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Support and Maintenance

Technical support : 24/7 technical support , ensuring timely assistance with any operational issues, troubleshooting, or system updates.

System maintenance and updates: regular software updates are provided to ensure the system remains up-to-date with the latest features, security patches,

and performance enhancements. Provides scheduled system maintenance to optimize the performance of the AR engine and ensure smooth operation.

Training and onboarding: comprehensive training sessions are available, covering all aspects of the system, from content creation to deployment. This ensures Purchaser’s staff is well-equipped to maximize the use of the system and implement AR content effectively.

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